Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 14, 2015 - Milton, NY) Sono-Tek Corporation (OTC QB: SOTK) today announced sales of $2,852,000 for the three months ended November 30, 2014, compared to sales of $2,650,000 for the prior year period, an increase of $202,000 or 8%. Although not directly reported, a comparison of the three months ended November 30, 2014 to the three months ended August 31, 2014, also showed an increase in sales of $218,000 or 8%, in a continuing upward trend for this Fiscal Year.

The current quarter’s revenue increase was due to continuing strength of sales of SonoFlux equipment to the electronics printed circuit board industry, along with an even stronger showing in multi-axis coating units (ExactaCoat and Flexicoat) to the specialty glass, medical device, and advanced energy market segments. Based on backlog, shipments and proposals, the Company expects another sales increase for the fourth quarter of this Fiscal Year, with continuing strength in sales of stent coating units, semiconductor coating machinery and PCB fluxing equipment to the electronics industry. Additionally, the Company has received purchase orders for two food coating units for new customers in Europe, representing the Company’s first expansion beyond the domestic meat antimicrobial market.

The Company reported net income of $202,000 for the three months ended November 30, 2014, compared to $171,000 for the prior year period, an increase of $31,000. The Company also expects to report continuing profitability in the fourth quarter, based on backlog and shipments to date.

The Company has invested over $209,000 in infrastructure improvements during the nine months ended November 30, 2014. This infrastructure investment is primarily targeted at laboratory expansion capabilities, manufacturing equipment upgrades, and facilities improvements.

Sono-Tek is preliminarily targeting 10% sales growth in FY2016. In establishing the sales target, the Company has attempted to account for instabilities that exist in several of its overseas markets, understanding that the worldwide economic climate has the potential to impact this target.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the continuing strengthening of our business, both compared to a year ago and to preceding quarters this year. We are expecting to see at least a 5% or more increase in sales by the end of the fiscal year when compared to the prior fiscal year. We plan to conduct an earnings release conference call for the third quarter results on Thursday, January 15, 2015 at 10:00 a.m. (EST). To join the conference, please call 1-626-544-0058, the access code is 241-728-870.”

If you would like to submit questions during the conference call, please register at: https://attendee.gotowebinar.com/register/8186272351339714306. After registering, you will receive a confirmation email from GoToWebinar containing information about joining the conference call. Listeners on the call may ask questions of management only by inputting them from their computers.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; continued penetration into the U.S. and European food coating and solar energy markets, maintenance of order backlog, consummation of order proposals, continued sales strength in multi access coating units, stent coating, semiconductor and PCB fluxing, stability of overseas markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2014	2013	2014	2013

Net Sales	$7,906,332	$7,561,998	$2,851,906	$2,650,225

Gross Profit	$3,849,742	$3,598,817	$1,399,689	$1,215,170

Income Before Taxes	$549,071	$530,945	$278,715	$264,672

Net Income	$384,100	$350,424	$202,432	$171,247

Basic Earnings Per Share	$0.03	$0.02	$0.01	$0.01

Diluted Earnings Per Share	$0.03	$0.02	$0.01	$0.01

Weighted Average Shares - Basic	14,713,893	14,504,836	14,718,162	14,508,507

Weighted Average Shares - Diluted	14,942,137	14,710,838	14,958,070	14,775,422